Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR THIRD QUARTER OF FISCAL YEAR 2012

•  Revenue Increased 9%

•  Gross Profit Margin Improved by 240 Basis Points

•  Operating Income Increased 17%

•  $94.5 Million TTM Adjusted EBITDA

SOUTH JORDAN, UTAH,  JULY 31, 2012 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its third quarter of fiscal 2012.

Third Quarter Fiscal 2012 Highlights

•                  Light building products revenue increased 6% and Adjusted EBITDA increased 25%

•                  Heavy construction materials revenue increased 20% and Adjusted EBITDA increased 33%

•                  Sold one coal cleaning facility for total potential consideration of $10.4 million, including assumption of reclamation liabilities

•                  Extended maturity of $49.8 million of subordinated debt by two years to 2016 to match projected generation of free cash flow

•                  Repaid $15.2 million of subordinated debt in the quarter and $34.7 million year-to-date

CEO Commentary

“We capitalized on increasing demand for construction materials in the third quarter,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Our heavy construction materials segment and light building products segment had Adjusted EBITDA margins of 20.1% and 21.2%,  respectively. Consolidated Adjusted EBITDA margins for the nine months ended June 30 expanded by 300 basis points compared to last year, as we benefited from greater efficiency and operating leverage in what appears to be an improving market.

“We sold one of our coal cleaning facilities during the quarter, and expect our cash receipts to be approximately $10.4 million as a result of the sale, partially coming from future production royalties and the return of our reclamation bonds.  We continue to make progress on the sale of the remaining facilities and we expect to complete further sale transactions this calendar year.”

Third Quarter Summary

Headwaters’ third quarter 2012 revenue increased by 9% to $175.6 million from $160.7 million for the third quarter of 2011. Gross profit increased by 19% to $52.4 million in the third quarter of 2012, compared to $44.0 million in the third quarter of 2011. Operating income improved from $13.6 million in 2011 to $15.9 million in 2012, and Adjusted EBITDA improved by $0.2 million to $28.7 million. Headwaters records the majority of its incentive compensation in its third and fourth quarters of the fiscal year due to the seasonality of its business. In the current quarter, Headwaters recorded incentive compensation greater than its original plan due to substantially improved operating performance compared to 2011, and increases in the Company’s stock price. The additional incentive compensation recorded in the quarter was $5.5 million.

Income from continuing operations was $2.0 million, or $0.03 per diluted share, for the third quarter of 2012, compared to $2.0 million, or $0.04 per diluted share, for the third quarter of 2011. Excluding higher than planned incentive compensation expense of $5.5 million, income from continuing operations would have been $7.5 million in the third quarter. Net loss including discontinued operations was $(13.0) million, or $(0.21) per diluted share, for the third quarter of 2012, compared to a net loss of $(6.3) million, or $(0.10) per diluted share for the third quarter of 2011.

Third Quarter Fiscal 2012 Business Segment Highlights

Business Segment	2012 Revenue	2012 Adjusted EBITDA	2012 Adjusted EBITDA Margin	2011 Adjusted EBITDA Margin
Light Building Products	$97.2 million	$20.7 million	21.2%	18.1%
Heavy Construction Materials	$74.7 million	$15.0 million	20.1%	18.1%

Nine Months Ended June 30, 2012

Total revenue for the nine months ended June 30, 2012 was $442.7 million, up 8% from $409.7 million for 2011. Adjusted EBITDA was $61.6 million, 37% higher than Adjusted EBITDA of $44.8 million for the nine months ended June 30, 2011. Gross profit increased 22%, from $96.9 million in 2011 to $118.4 million in 2012. The operating loss of $(19.4) million in 2011 improved to positive operating income of $18.5 million in 2012, and the loss from continuing operations decreased from $(130.6) million, or a diluted loss per share of $(2.16) in 2011, to a loss of $(29.5) million, or $(0.48) per diluted share, in 2012. The net loss including discontinued operations decreased from $(183.2) million, or a diluted loss per share of $(3.03) in 2011, to a net loss of $(57.3) million, or $(0.94) per diluted share, in 2012.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Third quarter revenues in the light building products segment increased $5.6 million, or 6%, to $97.2 million, compared to $91.6 million for the third quarter of 2011. We experienced growth in our siding group primarily from new product offerings, but also from improved end markets. Growth in architectural stone was driven by increased market share and improved end domestic markets. Revenue in siding and stone benefited from both price and volume increases. Revenue in our concrete block product group declined because of slower school construction in the Texas market, although we are starting to see some increases in sales from new products and retail channel sales.

We continue to focus on cost reduction measures, resulting in improved efficiencies and better economic performance.  We also benefited from positive operating leverage inherent in our business model, as evidenced by the strong impact that revenue growth had on gross profit and Adjusted EBITDA. Segment gross margin of 31% in 2012 was 370 basis points better than the third quarter of 2011. Third quarter 2012 operating income increased 94% to $12.0 million from $6.2 million. Adjusted EBITDA increased 25% to $20.7 million from $16.6 million in the third quarter of 2011.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Third quarter revenues in the heavy construction materials segment increased by 20% to $74.7 million, compared to $62.4 million for the third quarter of 2011. We experienced revenue growth in both CCP sales and in CCP services provided to utilities, but certain utilities experienced unplanned outages and lower electricity demand, reducing overall service activities from expected levels. We continued to experience year-over-year growth in product shipments and we were awarded two new CCP management contracts during the quarter.  We anticipate that the record high temperatures will have a positive impact on coal consumption, increasing service revenue over the next several months. CCP service revenue represented 27% of total revenue for the third quarter of 2012, declining from 33% in the second quarter due to the seasonality of product shipments.

Gross profit increased by 31% to $19.9 million in the third quarter of 2012, compared to $15.2 million in the third quarter of 2011. Gross margin improved by 220 basis points to 26.6%. Operating income was $11.8 million in the third quarter of 2012 compared to $7.7 million in the third quarter of 2011 and operating income margin improved 350 basis points to 15.7%. The improvements in gross profit and operating income were primarily the result of improved product sales, product mix, and our continuous improvement efforts to lower costs. Adjusted EBITDA increased by 33% to $15.0 million in the third quarter of 2012 from $11.3 million in the third quarter of 2011, reflecting a 200 basis point improvement in margin, again demonstrating strong operating leverage and the success of our cost reduction efforts.

EPA Update

On April 18, 2012 the House of Representatives passed a short-term extension of existing transportation funding, creating an opportunity to hold a conference with the Senate, which had previously passed a new transportation bill. The House added its fly ash bill (H.R. 2273) to the short-term transportation extension, resulting in fly ash disposal legislation also moving to conference with the Senate. However, the fly ash language was not added to the final transportation bill. We are seeking another vehicle to which we can attach the language.  Importantly, we have gained significant bipartisan Senate support for a legislative solution to the issues surrounding fly ash disposal.

To date, there has been minimal activity in the environmental litigation associated with fly ash disposal.  We do not anticipate any decision in the litigation in 2012.

Finally, the EPA has not completed its risk evaluation of encapsulated beneficial use of fly ash. When the risk evaluation is complete, we believe that the EPA may apply the risk evaluation methodology to concrete and wall board, two examples of encapsulated products, confirming the historical consensus that there is no environmental exposure associated with the use of fly ash as a partial replacement for portland cement in concrete.

Energy Technology Segment

HCAT sales were lower in the third quarter of 2012 as compared to the third quarter of 2011, primarily due to turn-arounds at one of our customer refineries.  Currently both customer refineries are using HCAT at high dosage rates to improve conversion of heavy oil to lighter liquids. For the third quarter of 2012, revenue from continuing operations in our energy segment was $3.7 million compared to $6.6 million in the third quarter of 2011. Adjusted EBITDA was $(0.6) million in the third quarter of 2012 compared to $1.7 million in the third quarter of 2011.

Discontinued Operations

We sold one of our coal cleaning facilities in the June 2012 quarter for total potential consideration of $10.4 million, including the assumption of reclamation liabilities, realizing a small gain. Cash proceeds at closing were $2.0 million, with potential additional cash proceeds of up to $8.4 million through $1 million in contingent sales price, release of $2.4 million in reclamation bond collateral, and up to $5 million in future production royalties.

We continue to negotiate with prospective purchasers for the remaining facilities and currently expect to sell all, or substantially all, of our discontinued coal cleaning business before the end of calendar 2012. Although, the pressure put on coal by low natural gas prices and the EPA has increased the difficulty of concluding a transaction. During the June 2012 quarter, we recognized an asset impairment of $13.0 million, which reduced the remaining book value for all of the coal cleaning assets, net of liabilities, to near $0. Exclusive of non-cash impairment charges, we decreased our quarterly loss from discontinued operations to $(1.6) million in the third quarter of 2012 from $(5.3) million in the first quarter and $(2.3) million in the second quarter.

Income Taxes

In fiscal 2012, Headwaters does not expect to recognize income tax benefits attributable to its pre-tax net operating loss (“NOL”) and tax credits because realization is dependent upon future income or capital gains from operations. Headwaters currently has a pre-tax NOL in the amount of $169.1 million and tax credits of $22.8 million, both of which can be carried forward for up to 20 years.

Outlook

“Headwaters’ operating performance continues to improve, resulting in increased margins and free cash flow,” said Don P. Newman, Headwaters’ Chief Financial Officer.  “Year-to-date our Adjusted EBITDA margins have expanded 300 basis points even after incurring above plan incentive compensation expense. Through June 30, our stock price increased 258% from the beginning of our fiscal year, resulting in $227 million in additional equity value to our stockholders.

“Due to the potential recording of additional incentive compensation in the fourth quarter, we are maintaining our guidance of $85.0 to $95.0 million of Adjusted EBITDA for fiscal 2012 and expect to be at the mid to high-end of our range. We are excited about the underlying improvement in the business and, should end markets maintain their current momentum, would expect to generate a net profit in 2013, which would be our first annual profit since 2007.”

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.  Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from coal cleaning for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility, Adjusted EBITDA does not include any results from Blue Flint for any period.

Adjusted EBITDA — Consolidated

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2011	6/30/2012	6/30/2011	6/30/2012
Income (loss) from continuing operations	$2.1	$2.0	$(130.6)	$(29.5)
Less Blue Flint	(1.9)	0.0	(4.7)	6.3
Net interest expense	13.3	16.0	112.8	42.0
Income taxes	(0.1)	(2.0)	2.9	1.8
Depreciation, amortization, and stock-based compensation	14.7	13.0	43.1	40.1
Restructuring costs	0.4	0.0	6.3	2.2
Litigation accrual	0.0	0.0	15.0	0.0
Thames bankruptcy	0.0	0.0	0.0	1.0
Gain on early debt repayments	0.0	(0.3)	0.0	(2.3)
Adjusted EBITDA	$28.5	$28.7	$44.8	$61.6

Adjusted EBITDA by segment
Light building products	$16.6	$20.7	$25.2	$43.6
Heavy construction materials	11.3	15.0	27.0	34.8
Energy technology	1.7	(0.6)	1.6	(1.9)
Corporate	(1.1)	(6.4)	(9.0)	(14.9)
Adjusted EBITDA	$28.5	$28.7	$44.8	$61.6

Adjusted EBITDA — Light Building Products Segment

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2011	6/30/2012	6/30/2011	6/30/2012
Operating income (loss)	$6.2	$12.0	$(9.0)	$14.9
Other income (expense)	0.0	(0.2)	0.0	(0.5)
Depreciation, amortization, and stock-based compensation	10.0	8.9	29.0	27.0
Restructuring costs	0.4	0.0	5.2	2.2
Adjusted EBITDA	$16.6	$20.7	$25.2	$43.6

Adjusted EBITDA — Heavy Construction Materials Segment

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2011	6/30/2012	6/30/2011	6/30/2012
Operating income	$7.7	$11.8	$15.8	$23.4
Other income (expense)	0.0	0.0	0.4	0.0
Depreciation, amortization, and stock-based compensation	3.6	3.2	10.8	10.4
Thames bankruptcy	0.0	0.0	0.0	1.0
Adjusted EBITDA	$11.3	$15.0	$27.0	$34.8

Adjusted EBITDA — Energy Technology Segment

	Quarter Ended		Nine Months Ended
(in millions)	6/30/2011	6/30/2012	6/30/2011	6/30/2012
Operating income (loss)	$2.9	$(1.2)	$(10.7)	$(3.9)
Other income (expense)	0.0	0.0	0.0	(6.1)
Less Blue Flint	(1.9)	0.0	(4.6)	6.3
Litigation accrual	0.0	0.0	15.0	0.0
Depreciation, amortization, and stock-based compensation	0.7	0.6	1.9	1.8
Adjusted EBITDA	$1.7	$(0.6)	$1.6	$(1.9)

TTM Adjusted EBITDA — Consolidated

	Twelve Months Ended
(in millions)	9/30/2010	9/30/2011	6/30/2012
Loss from continuing operations	$(21.1)	$(133.9)	$(32.8)
Less Blue Flint	(9.9)	(4.7)	6.3
Net interest expense	71.1	126.2	55.4
Income taxes	(11.7)	(0.2)	(1.3)
Depreciation, amortization, and stock-based compensation	53.3	57.3	54.3
Foreign currency translation gain	(2.8)	0.0	0.0
Non-recurring banking fees	3.3	0.0	0.0
Litigation settlement / accrual	1.6	15.0	0.0
Gain on sale of South Korean joint venture	(3.9)	0.0	0.0
Asset impairment	3.5	0.0	0.0
Restructuring costs	0.0	18.0	13.9
Thames bankruptcy	0.0	0.0	1.0
Gain on early debt repayments	0.0	0.0	(2.3)
TTM Adjusted EBITDA	$83.4	$77.7	$94.5

TTM Adjusted EBITDA by Segment

Light building products	$52.3	$39.6	$58.0
Heavy construction materials	51.4	46.2	54.0
Energy technology	(5.4)	2.5	(0.9)
Corporate	(14.9)	(10.6)	(16.6)
TTM Adjusted EBITDA	$83.4	$77.7	$94.5

Liquidity and Long-term Debt

During the third quarter of 2012, we repurchased and canceled $15.2 million of our convertible senior subordinated notes, including all of the remaining outstanding balances of our 14.75% and 16% notes. In addition, we exchanged approximately $49.8 million of our 2.50% convertible notes for $49.8 million of new 8.75% convertible notes, extending the maturity of the debt for two years to coincide with expected generation of free cash flow. In connection with the debt repayments and debt exchange, we recorded accelerated amortization of debt issue costs and debt discount aggregating approximately $5.2 million.

The components of our long-term debt (net of discounts) as of June 30, 2012, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	October 2014
Convertible senior subordinated notes, net of discounts	53.9 49.2	2.50% 8.75%	February 2014 February 2016
Total	$503.1

We had approximately $29.0 million of cash on hand at June 30, 2012 and total liquidity of $80.1 million, which includes the impact of Headwaters providing a $16.1 million bond to the court related to the Boynton judgment and some other letters of credit for other purposes. We now have no debt maturities until 2014 and currently believe our cash flows will be sufficient to repay maturing debt on or before the due dates.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through August 6,  2012, by dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4552581.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2011	2012	2011	2012
Revenue:
Light building products	$91,635	$97,164	$224,021	$244,809
Heavy construction materials	62,435	74,728	170,746	189,105
Energy technology	6,587	3,729	14,914	8,766
Total revenue	160,657	175,621	409,681	442,680

Cost of revenue:
Light building products	66,177	66,558	171,961	176,501
Heavy construction materials	47,234	54,863	133,095	143,341
Energy technology	3,258	1,842	7,731	4,473
Total cost of revenue	116,669	123,263	312,787	324,315
Gross profit	43,988	52,358	96,894	118,365

Operating expenses:
Amortization	5,673	4,936	16,826	15,739
Research and development	1,358	2,280	4,948	5,750
Selling, general and administrative	22,999	29,212	88,305	76,186
Restructuring costs	393	0	6,192	2,145
Total operating expenses	30,423	36,428	116,271	99,820
Operating income (loss)	13,565	15,930	(19,377)	18,545
Net interest expense	(13,337)	(15,975)	(112,827)	(41,958)
Other income (expense), net	1,703	57	4,525	(4,253)
Income (loss) from continuing operations before income taxes	1,931	12	(127,679)	(27,666)
Income tax benefit (provision)	100	2,030	(2,920)	(1,800)
Income (loss) from continuing operations	2,031	2,042	(130,599)	(29,466)
Loss from discontinued operations, net of income taxes	(8,379)	(15,078)	(52,590)	(27,876)
Net loss	$(6,348)	$(13,036)	$(183,189)	$(57,342)

Basic and diluted earnings (loss) per share:
From continuing operations	$0.04	$0.03	$(2.16)	$(0.48)
From discontinued operations	(0.14)	(0.24)	(0.87)	(0.46)
	$(0.10)	$(0.21)	$(3.03)	$(0.94)

Weighted average shares outstanding:
Basic	60,474	60,931	60,408	60,871
Diluted	60,474	61,425	60,408	60,871

Operating income (loss) by segment:
Light building products	$6,246	$12,011	$(8,991)	$14,892
Heavy construction materials	7,672	11,766	15,803	23,390
Energy technology	1,200	(1,174)	(14,860)	(3,881)
Corporate	(1,553)	(6,673)	(11,329)	(15,856)
Total	$13,565	$15,930	$(19,377)	$18,545

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	June 30,
	2011	2012
Assets:
Current assets:
Cash and cash equivalents	$50,810	$28,976
Trade receivables, net	90,931	91,494
Inventories	33,247	32,331
Other	16,818	18,847
Total current assets	191,806	171,648
Property, plant and equipment, net	164,709	159,465
Intangible assets, net	164,221	148,832
Goodwill	116,671	116,671
Assets held for sale	24,446	7,812
Other assets	66,384	41,390
Total assets	$728,237	$645,818

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$18,979	$17,430
Accrued liabilities	94,223	92,829
Current portion of long-term debt	9,014	0
Total current liabilities	122,216	110,259

Long-term debt	518,789	503,062
Income taxes	15,909	12,966
Other long-term liabilities	14,587	18,263
Total liabilities	671,501	644,550
Stockholders’ equity:
Common stock - par value	61	61
Capital in excess of par value	637,547	639,474
Retained earnings (accumulated deficit)	(580,861)	(638,203)
Other	(11)	(64)
Total stockholders’ equity	56,736	1,268
Total liabilities and stockholders’ equity	$728,237	$645,818